 EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Global Cosmetics, Inc.:

We consent to the inclusion in the foregoing Form S-1/A, Amendment No. 8 of Global Cosmetics, Inc. (the “Company”) of our report dated January 23, 2017 relating to our audit of the consolidated balance sheets of Global Cosmetics, Inc. (the "Company”) as of September 30, 2016 and 2015, and the related statement of operations, changes in stockholders’ deficit and cash flows for the year ended September 30, 2016 and of the period from September 17, 2015 (inception) to September 30, 2015. The consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has had no revenues and income since inception. These conditions, among others, raise substantial doubt about the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the prospectus.

/s/ Anton and Chia, LLP

Newport Beach, California

February 21, 2017